EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

                                                              Jurisdiction of
Subsidiary                                                     Organization

WCI de Argentina                                              Argentina

WCI Cayman, Inc.                                              Cayman Islands
Telatin (non-operational subsidiary)

Television Interactiva, S.A.                                  Costa Rica
GBnet, S.A.

GBNet, S.A.                                                   Dominican Republic

GBnet, S.A. de C.V.                                           El Salvador

Wireless Communications Holding Guatemala, S.A.               Guatemala
Wireless Communications License Holding Guatemala, S.A.
Wireless Communications Operations Guatemala, S.A.
Grupo Metrotelecom, S.A.
Cybernet de Centroamerica, S.A.
Cybercable de Centroamerica, S.A.
Metrotelecom de Centroamerica, S.A.
GBnet, S.A.

GBnet de Honduras, S.A.                                       Honduras

GBnet, S.A.                                                   Nicaragua

Convergence Communications, S.A. de C.V.                      Mexico
Convergence Services, S.A. de C.V.
International Van, S.A. de C.V.

Auckland Independent Television Ltd.                          New Zealand

Interamerican Telecom, Inc.                                   Panama
Convergence Communications Panama Inc.
GBnet, Inc.
Corale Resources, Inc.

Convergence Communications de Venezuela CA                    Venezuela
Interamerican Net de Venezuela

GBnet Corporation                                             British Virgin Is.

Telecom Investment Corporation                                Delaware
GBNet

Latin American Broadband, Inc.  (New CCI)                     Nevada